Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

February 18, 2014

CFO Commentary on Fourth Quarter and Full Year 2013 Financial Results

and Initial 2014 Financial Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Tuesday, February 18, 2014 at 5:00 p.m. ET to review fourth quarter and FY2013 results, as well as its initial 2014 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until February 17, 2015.

Summary

Fourth quarter net sales increased 6 percent to $533.1 million compared with net sales of $501.1 million for the fourth quarter of 2012, including an approximate 2 percentage point negative effect from changes in foreign currency exchange rates. Gross margin expanded approximately 330 basis points, while selling, general & administrative (SG&A) expenses increased $29.1 million, or 18 percent, including a non-cash asset impairment charge of approximately $9.0 million before tax. Fourth quarter 2013 net income totaled $36.7 million, or $1.05 per diluted share, ($42.3 million, or $1.21 per share, excluding the non-cash asset impairment charge). Fourth quarter 2012 net income totaled $39.5 million, or $1.15 per diluted share. A higher effective tax rate in the fourth quarter of 2013 also reduced net income by approximately $4.0 million, or $0.11 per diluted share.

Fiscal year 2013 net sales totaled $1.68 billion, an increase of 1 percent compared to 2012, including an approximate 1 percentage point negative effect from changes in foreign currency exchange rates. Net income decreased 6 percent to $94.3 million, or $2.72 per diluted share, including a non-cash asset impairment charge of $5.6 million after tax, or $0.16 per diluted share, compared to net income of $99.9 million, or $2.93 per diluted share, in 2012. A higher effective tax rate during 2013 also reduced net income by approximately $4.4 million, or $0.13 per diluted share.

The company also raised the quarterly dividend 12 percent, to $0.28 per share, payable March 18, 2014 to shareholders of record on March 7, 2014.

We established our initial 2014 financial outlook which anticipates a mid-teen percentage increase in net sales and a high-teen percentage increase in operating income compared with 2013. The Initial 2014 Financial Outlook section beginning on page 6 below contains a more detailed discussion of the factors contributing to this outlook.

Fourth Quarter Financial Results

(All comparisons are between fourth quarter 2013 and fourth quarter 2012, unless otherwise noted.)

Net Sales

Consolidated net sales increased 6 percent, with growth in North America and the Europe/Middle East/Africa (EMEA) region more than offsetting a decline in the Latin America/Asia Pacific (LAAP) region that resulted from a combination of timing shifts, the transition to a new China joint venture, and ongoing geopolitical challenges in two key South American markets. Changes in foreign currency exchange rates negatively affected consolidated fourth quarter sales comparisons by approximately 2 percent.

Regions

•	U.S. net sales increased $34.1 million, or 12 percent, to $307.9 million, resulting from increased direct-to-consumer (DTC) sales which more than offset a small decline in wholesale sales. Increased reorders and fewer cancellations of advance orders by wholesale customers during the quarter helped to mitigate the effect of lower advance seasonal wholesale orders. The company operated 72 U.S. retail stores (64 outlet, 8 branded) during the fourth quarter of 2013, compared with 63 stores (55 outlet, 8 branded) during the same period in 2012, plus 4 branded ecommerce sites during both comparable periods.

•	Net sales in the LAAP region decreased $13.9 million, or 11 percent, to $118.1 million, including an 8 percentage point negative effect from changes in currency exchange rates. Lower net sales to LAAP distributors primarily reflected lower 2014 advance orders, the deferral into 2014 of approximately $6.2 million in net sales to our new China joint venture (JV) and a timing shift into the first quarter of 2014 of shipments of Spring 2014 advance orders. On-going import restrictions and currency constraints have severely restricted trade in Argentina and Venezuela, markets which have historically contributed significant sales in the region. LAAP net sales were also negatively affected by the transition to a new distributor in Australia. Net sales in Japan decreased due to unfavorable changes in currency exchange rates which more than offset a double-digit increase in net sales in local currency. Net sales increased in Korea, reflecting an increased retail store base and a benefit from changes in currency exchange rates.

•	Net sales in the EMEA region increased $6.6 million, or 11 percent, to $68.6 million, including a 3 percentage point benefit from changes in currency exchange rates. Net sales to EMEA distributors increased, primarily due to a timing shift into the fourth quarter of shipments of increased Spring 2014 advance orders. Net sales in EMEA direct markets also increased slightly.

•	Net sales in Canada increased $5.2 million, or 16 percent, to $38.5 million, including a 6 percentage point negative effect from changes in currency exchange rates. The sales growth reflected increased DTC sales as well as increased sales to wholesale customers.

Brands

•	Columbia brand net sales increased $27.3 million, or 7 percent, to $427.8 million. Increased U.S. DTC and wholesale sales, increased sales to EMEA wholesale customers and distributors, and increased sales in Canada and Korea were partially offset by lower sales to LAAP distributors (including net sales deferrals related to the new China JV) and in Japan resulting from unfavorable changes in currency exchange rates.

•	Mountain Hardwear brand net sales declined $5.4 million, or 13 percent, to $37.3 million, primarily reflecting decreases in the U.S. and LAAP regions.

•	Sorel brand net sales increased $9.5 million, or 17 percent, to $66.0 million, primarily driven by U.S. DTC sales, as well as higher sales in Canada, Korea and Japan, partially offset by lower U.S. wholesale sales attributable to lower advance orders.

Product Categories

•	Global Apparel, Accessories & Equipment net sales increased $23.7 million, or 6 percent, to $416.0 million, with increased Columbia Brand sales partially offset by lower Mountain Hardwear brand sales.

•	Global Footwear net sales increased $8.3 million, or 8 percent, consisting primarily of higher Sorel brand net sales.

Gross Margin

Fourth quarter 2013 gross margins expanded 330 basis points to 44.6 percent, primarily reflecting:

•	a higher proportion of full-price wholesale sales and a less promotional retail environment, and

•	a higher proportion of DTC sales, which generate higher gross margins than wholesale and distributor channels,

partially offset by:

•	Unfavorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

Fourth quarter 2013 SG&A expense increased $29.1 million, or 18 percent, to $187.9 million, or 35.2 percent of net sales, compared to 31.7 percent of net sales in last year’s fourth quarter.

The $29.1 million increase was primarily the result of:

•	increased expenses related to the company’s expanding DTC operations,

•	higher incentive compensation,

•	a non-cash asset impairment charge related to the company’s European distribution center located in Cambrai, France,

•	increased advertising expenses, and

•	start-up costs associated with the company’s China joint venture partially offset by:

•	favorable foreign currency translation.

Operating Income

Operating income increased $1.1 million, or 2 percent, to $52.2 million, compared to operating income of $51.1 million. Operating margin equaled 9.8 percent of net sales compared with 10.2 percent of net sales, reflecting 350 basis points of SG&A deleverage (including 170 basis points attributable to the $9.0 million asset impairment charge), which more than offset a 330 basis point expansion in gross margin.

Income Tax Expense

The effective tax rate for the fourth quarter was 30.3 percent, compared to a 22.7 percent rate in the fourth quarter of 2012. The increase resulted primarily from changes in the geographic mix of taxable income, with a higher percentage of our income generated in the U.S. compared to the fourth quarter of 2012.

Net Income

Net income declined $2.8 million, or 7 percent, to $36.7 million, or $1.05 per diluted share, including a non-cash asset impairment charge of approximately $5.6 million after tax, or $0.16 per diluted share, compared with net income of $39.5 million, or $1.15 per diluted share, in the fourth quarter of 2012. The higher effective tax rate in the fourth quarter of 2013 also reduced net income by approximately $4.0 million, or $0.11 per diluted share.

Balance Sheet

The balance sheet strengthened substantially at December 31, 2013 with cash and short-term investments totaling a record $529.2 million, compared to $335.4 million at the same time last year. At December 31, 2013, approximately 34 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at December 31, 2013 declined by $27.4 million, or 8 percent, to $306.9 million. Consolidated Days Sales Outstanding (DSO) at December 31, 2013 stood at 52 days, a decrease of 8 days compared with December 31, 2012.

Consolidated inventories of $329.2 million at December 31, 2013 decreased $34.1 million, or 9 percent, compared to the end of 2012. Excluding $20.6 million of incremental inventory acquired by the China joint venture on December 31, 2013, comparable inventories decreased approximately 15 percent, comprising approximately 14 percent fewer units and a 6 percent decline in average unit cost. This decrease primarily reflects reduced wholesale and DTC inventories of current Fall and Spring season styles in the company’s North American and European wholesale businesses.

FY2013 Financial Results:

(All comparisons are between fiscal 2013 and fiscal 2012, unless otherwise noted.)

Net sales increased $15.4 million, or 1 percent, to $1.68 billion, including a 1 percentage point negative effect from changes in foreign currency exchange rates.

The company’s global DTC sales increased approximately 20 percent during 2013, more than offsetting an approximately 7 percent decline in the company’s global wholesale and distributor sales. The DTC business grew to represent approximately 34 percent of 2013 consolidated net sales, compared to approximately 29 percent of 2012 net sales. These DTC sales increases were offset by lower U.S. wholesale sales as a result of reduced advance orders, lower sales to LAAP distributors due to the effects of import restrictions and currency constraints in key South American distributor markets, and lower sales in Japan due to the weaker yen.

Gross margins expanded 120 basis points to 44.1 percent, primarily driven by:

•	lower provisions for inventory,

•	a higher proportion of full-price wholesale sales,

•	a higher proportion of DTC sales which generate higher gross margins, and

•	less promotional activity,

partially offset by:

•	unfavorable foreign currency hedge rates.

SG&A expenses increased $29.1 million, or 5 percent, to $625.7 million, representing 37.1 percent of net sales, compared to $596.6 million, or 35.7 percent of net sales in 2012. The increased SG&A expense was primarily the result of:

•	expanded DTC operations globally,

•	increased incentive compensation, and

•	a non-cash asset impairment charge related to the company’s European distribution center,

partially offset by:

•	a benefit from foreign currency translation, and

•	lower operating costs in our Europe-direct operations.

Net licensing income of $13.8 million was comparable to 2012.

Operating income decreased $1.7 million, or 1 percent, to $131.8 million, or 7.8 percent of net sales, compared to $133.5 million, or 8.0 percent of net sales in 2012. Excluding the 2013 asset impairment charge, 2013 operating income would have increased $7.3 million, or 5 percent, to 8.4 percent of net sales.

The full year 2013 income tax rate increased to 28.8 percent compared to 25.4 percent in 2012, primarily due to changes in the geographic mix of income and lower tax benefits from the resolution of uncertain tax positions in 2013 compared to 2012.

Net income for 2013 totaled $94.3 million, or $2.72 per diluted share, including a non-cash asset impairment charge of $5.6 million after tax, or $0.16 per diluted share. Net income totaled $99.9 million, or $2.93 per diluted share in 2012.

Fiscal Year 2013 Cash Flow

Net cash provided by operations for the year ended December 31, 2013 was a record $274.3 million, compared to $148.7 million in 2012. The $125.6 million increase in operating cash flow was due primarily to lower inventory and accounts receivable, combined with increased accounts payable and accrued liabilities for the year ended December 31, 2013 compared to the prior year.

Capital expenditures totaled $69.4 million compared to $50.5 million in 2012. The increase in capital expenditures was largely the result of increased expenditures related to development of the company’s ongoing global ERP system and project and maintenance capital expenditures.

The company paid quarterly cash dividends of $31.3 million during 2013 and made no repurchases of common stock. Approximately $58.6 million remains available under the current repurchase authorization.

Transition to China Joint Venture

As we have discussed, our previously announced joint venture in mainland China with Swire Resources, Inc. (Swire) officially commenced operations as planned, effective January 1, 2014. During 2013, as we transitioned from our previous third-party distributor relationship with Swire, our financial results were affected as follows:

•	We incurred organizational and other pre-operating costs, including personnel costs, professional fees and selling-related expenses, totaling approximately $3.7 million during 2013.

•	As of December 31, 2013, inventory of Spring 2014 and prior seasons, totaling $20.6 million, was acquired by the joint venture. During 2013, we deferred gross profit and licensing income related to this inventory totaling approximately $4.9 million, which we will recognize in future periods as the inventory is sold by the joint venture to wholesale customers and consumers.

•	During 2013, initial capital totaling $20 million was contributed by the joint venture shareholders in proportion to their respective ownership interests (60% Columbia/40% Swire). Columbia’s capital contribution was funded with cash that was domiciled outside the U.S. These capital contributions represent the initial working capital necessary to fund the joint venture’s operations. Additional funding to support the joint venture’s working capital and operating expenses will be contributed during 2014.

Initial 2014 Financial Outlook

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance. With this objective in mind, beginning with this reporting period we have evolved our quarterly outlook protocol as follows:

•	Consistent with our past practice, we will continue to provide updated estimates of full-year net sales, gross margins, SG&A expense, operating margin, tax rate and capital expenditures in conjunction with each quarterly earnings announcement.

•	We have discontinued our prior practice of providing with each quarterly earnings announcement a similar financial outlook for the ensuing quarter. Quarterly forecasts are increasingly subject to substantial fluctuations due to normal-course-of-business shifts in timing of shipments. Such shifts are generally not meaningful to understanding the performance of our business, and can dramatically change quarterly results, positively or negatively, without having an impact on our business or overall anticipated full-year performance. We believe that providing an updated full-year financial outlook each quarter will reduce the potential for confusion created by quarterly timing shifts and help keep investors focused on the most relevant underlying business trends that we expect to drive net sales and profitability comparisons over the course of the year. Providing our view of expected annual performance on a quarterly basis is also consistent with how we manage our business.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically drive a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year sales and profitability may be materially affected by unfavorable weather patterns and other factors which affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our DTC channels, particularly during the fourth quarter.

We expect 2014 sales and profitability growth to be driven by the following major factors:

•	incremental sales of approximately $155 million from the new China joint venture, which we expect to contribute high single-digit operating margin and incremental EPS of approximately $0.13 cents per share, after interest, taxes and minority interest, to our consolidated 2014 results,

•	continued growth of our DTC business, and

•	renewed growth in our wholesale businesses beginning in the second half of 2014.

Our initial fiscal year 2014 outlook assumes:

•	a global net sales increase of approximately 15 to 17 percent compared to 2013, with the first-half growth rate near the low end of that range and the second-half growth rate near the high end. This assumption is based on the following expectations:

•	increased sales in the LAAP region consisting primarily of approximately $155 million in incremental sales from the new China joint venture, partially offset by the effects of continuing import restrictions and currency constraints in key South American distributor markets and a sales decline in Japan due entirely to a weaker yen;

•	increased sales in the U.S. and Canada, driven primarily by our DTC businesses, combined with renewed second-half growth in our wholesale businesses; and

•	increased sales in the EMEA region primarily reflecting increased sales to EMEA distributors.

•	gross margin expansion of approximately 50 basis points compared with 2013, reflecting:

•	the addition of China JV wholesale and retail sales, which are anticipated to carry higher gross margins than our previous China distributor business, including recording in gross margin amounts previously reported as licensing income, as a result of the transition to the China JV;

•	a higher proportion of DTC sales which generate higher gross margins than wholesale and distributor channels; and

•	a higher proportion of full-price wholesale sales;

partially offset by:

•	unfavorable foreign currency hedge rates; and

•	higher net provisions for sales and inventory.

•	SG&A expense leverage of approximately 25 basis points compared with 2013. The implied increase in projected SG&A expenses of approximately $100 million consists primarily of:

•	approximately $45 million of incremental operating costs of the China JV,

•	increased demand creation to approximately 5.1 percent of net sales compared to 4.6 percent of net sales in 2013, including planned marketing investments of approximately 10 percent of the China JV’s net sales;

•	approximately $20 million of increased operating costs, or 50 basis points of deleverage, related to our new ERP and related systems in the U.S., which are planned to go live in the second quarter of 2014; and

•	approximately $20 million to support continued global expansion and operations of our DTC business;

partially offset by:

•	anticipated non-recurrence of asset impairment charges;

•	favorable foreign currency exchange translation, resulting from a weaker Japanese yen and Canadian dollar.

•	licensing income of approximately $5 million, which includes the effect of recording in gross margin amounts previously included in licensing income, as a result of the transition to the China JV.

•	a full year tax rate estimated to be approximately 26.0 percent. The actual rate could differ based on the resolution and status of tax uncertainties, the geographic mix of pre-tax income, and other discrete events that may occur during the year; and

•	2014 capital expenditures of approximately $65 to $70 million, comprising investments in DTC business expansion, project-based and maintenance capital, and information technology.

The combination of the above assumptions leads us to anticipate 2014 operating margin of approximately 8.0 percent.

Consistent with the historical seasonality of the business, we anticipate 2014 profitability to be heavily concentrated in the second half of the year.

We continue to expect to go live with our new ERP system in the U.S. in April 2014, which will bring our North American wholesale business and the majority of our global supply chain operations onto the new platform. The implementation is scheduled to occur after the heaviest shipping period of our spring season and prior to the start of our larger fall wholesale and DTC season. We expect our ERP investments to enable improved supply chain efficiencies and better inventory utilization which will positively impact operating cash flow and gross margins over time.

We remain focused on driving sustainable, profitable sales growth by providing innovative products at accessible prices; transforming our global supply chain, including information technology, systems and infrastructure; managing inventory; and nurturing stronger emotional connections with consumers through compelling marketing communications.

Dividend

At its regular board meeting on January 31, 2014, the board of directors authorized a 12 percent increase in the quarterly dividend to $0.28 per share, payable on March 18, 2014 to shareholders of record on March 7, 2014.

First Quarter 2014 Reporting Schedule

Columbia Sportswear plans to report first quarter 2014 financial results on Tuesday, April 29, 2014 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.

A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating income, operating margins, SG&A and other expenses, effects of changes in foreign currency exchange rates, licensing income, inventory levels, improved supply chain efficiencies, market conditions, product innovations, expansion of DTC operations, joint venture costs and results, tax rates, capital expenditures, global ERP platform implementation and related costs, and cost containment measures in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or significant disruptions to our business; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; unfavorable economic conditions generally and weakness in consumer confidence and spending rates; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in the cost of raw materials, such as cotton, natural down, and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.